Exhibit 10.15

THE KITCHEN COLLECTION, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH DECEMBER 31, 2007
(As Amended and Restated Effective As of December 1, 2007)
1.	Effective Date
     The general Effective Date of this amendment and restatement of The Kitchen Collection, Inc. Long- Term Incentive Compensation Plan (the “Plan”) is December 1, 2007.
2.	Purpose of the Plan
     For periods prior to January 1, 2008, the purpose of this Plan was to further the long-term profits and growth of The Kitchen Collection, Inc. (the “Company”) by enabling the Company to attract and retain key management employees by offering long-term incentive compensation to those officers and key management employees who will be in a position to make significant contributions to such profits and growth. This incentive is in addition to annual compensation and is intended to reflect growth in the value of the Company’s stockholders’ equity. For all purposes other than crediting of interest, the Plan shall be frozen effective December 31, 2007.
3.	Application of Code Section 409A
All amounts payable hereunder are subject to the provisions of Code Section 409A It is intended that the compensation arrangements under of the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent Notwithstanding the foregoing, the Company does not guarantee Participants or Beneficiaries any particular tax treatment under Code Section 409A.
4.	Definitions
     (a) “Account” shall mean the record maintained by the Company in accordance with Section 7 to reflect the Participants’ Awards under the Plan (plus interest thereon). The Account shall be further sub-divided into the Sub-Accounts as described in Sections 7 and 8.
     (b) “Award” shall mean the award of Book Value Units that were granted to a Participant under this Plan for the pre-2007 Award Years or the cash award granted to a Participant under this Plan for the 2007 Award Year.

     (c) “Award Units” shall mean Book Value Units that were issued pursuant to this Plan and the Guidelines for the pre-2007 Award Terms.
     (d) “Award Year” shall mean the calendar year on which an Award is based. The last Award Year shall be the 2007 calendar year.
     (e) “Beneficiary” shall mean the person(s) designated in writing (on a form acceptable to the Committee) to receive the payment of all Awards hereunder in the event of the death of a Participant. In the absence of such a designation and at anytime when there is no existing Beneficiary hereunder, a Participant’s beneficiary shall be his surviving legal spouse or, if none, his estate.
     (f) “Book Value” as to any Book Value Unit shall mean an amount determined by the Committee or, if no amount is set by the Committee, as of any date (i) the stockholders’ equity (as determined in accordance with generally accepted accounting principles, applied on a consistent basis) allocable to the Common Stock of the Company, as set forth on the balance sheet of the Company as of the Quarter Date coincident with or immediately preceding such date, divided by (ii) the number of Notional Shares existing as of such Quarter Date; provided, however, that Book Value and/or the number of Notional Shares may be adjusted to such an extent as may be determined by the Committee to preserve the benefit of the arrangement for holders of Book Value Units and the Company, if in the opinion of the Committee, after consultation with the Company’s independent public accountants, changes in the Company’s accounting policies, acquisitions or other unusual or extraordinary items have materially affected the stockholders’ equity allocable to the Notional Shares.
     (g) Book Value Unit” or “Unit” shall mean a right previously granted under the prior versions of this Plan for the pre-2007 Award Years.
     (h) “Change in Control” shall mean the occurrence of an event described in Appendix A hereto.
     (i) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (j) “Committee” shall mean the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 5.
     (k) “Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant is determined to be totally disabled by the Social Security Administration or if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an employer-sponsored accident and health plan.
     (l) “Fixed Income Fund” shall mean the Vanguard Retirement Savings Trust IV under the Company’s qualified 401(k) plan or any equivalent fixed income fund that is designated as the successor to such fund.
     (m) “Grant Date” shall mean the effective date of an Award, which is the January 1st following the end of the Award Year.
     (n) “Guidelines” shall mean the annual guidelines that are approved by the Committee for each Award Year for the administration of the Awards granted under the Plan. To the extent that there is any inconsistency between the Guidelines and the Plan on matters other than the time and form of payment of the Awards, the Guidelines shall control. If there is any inconsistency between the Guidelines and this restated Plan document regarding the time and form of payment of the Awards, this Plan document shall control.
     (o) “Hay Salary Grade” shall mean the salary grade or points assigned to a Participant by the Company pursuant to the Hay Salary System, or any successor salary system subsequently adopted by the Company.
     (p) “Key Employee.” Effective April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:
•	The Participant, with respect to his relationship with the Company and its affiliates, met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5) thereof) and the Treasury Regulations issued thereunder) at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Section 416(i)(1)(A)(i), (ii) or (iii) for this purpose: (i) the definition of “compensation” (A) shall be the definition contained in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.
•	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.
•	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.
     (q) “Maturity Date” shall mean the date established under Section 10(a) of the Plan.
     (r) “Notional Shares” shall mean the number of assumed shares of Common Stock of the Company as determined by the Committee from time to time in order to implement the purposes of the Plan. The number of Notional Shares under the Plan (including the Plan as in effect prior to the Effective Date) shall equal one million shares.
     (s) “Participant” shall mean any person who meets the eligibility criteria set forth in Section 6 and who is granted an Award under the Plan or a person who maintains an Account balance hereunder.
     (t) “Quarter Date” shall mean the last business day of each calendar quarter. The final Quarter Date hereunder shall be December 31, 2007.
     (u) “Retirement” or “Retire” shall mean the termination of a Participant’s employment with the Company after the Participant has reached age 60 and completed at least 15 years of service.
     (v) “ROTCE Table Rate” shall mean the interest rate determined under the annual ROTCE Table that is adopted and approved by the Committee within the first 90 days of each calendar year, which Rate is used to calculate the interest on the Participant’s Sub-Accounts under the Plan for calendar years beginning on or after January 1, 2008.
     (w) “Target Award” shall mean the dollar value of the Award to be paid to a Participant under the Plan assuming that the applicable performance targets are met.
     (x) “Termination of Employment” shall mean, with respect to any Participant’s relationship with the Company and its affiliates, a separation from service as defined in Code Section 409A (and the regulations and guidance issued thereunder).

5.	Administration
     (a) This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants, all other employees of the Company, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
     (b) The Committee shall have complete authority to interpret all provisions of this Plan, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan.
6.	Eligibility
     For periods prior to January 1, 2008, any person who is classified by the Company as a salaried employee of the Company generally with Hay points of 800 or above (or a compensation level equivalent thereto), who in the judgment of the Committee occupies an officer or other key management position in which his efforts may significantly contribute to the profits or growth of the Company, may be eligible to participate in the Plan; provided, however, that (a) directors of the Company who are not classified as salaried employees of the Company and (b) leased employees (as such term is defined in Code Section 414) shall not be eligible to participate in this Plan. A person who satisfies the requirements of this Section shall become a Participant in the Plan when granted an Award hereunder. No new Participants shall be added to the Plan for periods on or after January 1, 2008.
7.	Accounts; Conversion of Outstanding Book Value Units to Sub-Account Balances
     (a) The Company shall establish and maintain on its books an Account for each Participant which shall reflect the credits described in Section 7(c) and 8(d) hereof. Such Account shall also reflect credits for the interest described in Section 10(b) and debits for any distributions therefrom.
     (b) Participants in this Plan previously received Awards with Grant Dates of 1/1/04, 1/1/05 and 1/1/07. Those Awards were previously converted to Book Value Units in accordance with the terms of the prior versions of the Plan. These outstanding Book Value Units shall be converted to cash values in accordance with the following rules. The outstanding Book Value Units of Participants who incurred a Termination of

Employment for reasons other than Retirement or Disability prior to December 31, 2007 (the “Frozen Participants”) shall be multiplied by the Book Value in effect on the Quarter Date preceding the date of their Termination of Employment to determine a cash value. The outstanding Book Value Units of all other Participants (the “Non-Frozen Participants”) shall be multiplied by the Book Value in effect on December 31, 2007 to determine a cash value.
     (c) As of December 31, 2007, the cash values determined under Subsection (b) above shall be credited to the Participants’ Accounts established under Subsection (a) above. Specifically, the cash values determined from the Awards with a Grant Date of 1/1/04 and 1/1/05 shall be credited to the Pre-2006 Sub-Account and the cash values determined from the Awards with a Grant Date of 1/1/07 shall be credited to the 2007 Sub-Account.
8.	Granting of Awards for the 2007 Award Year.
     The Committee may authorize the granting of Awards to Participants for the 2007 Award Year, which shall be not inconsistent with, and shall be subject to all of the requirements of, the following provisions:
     (a) Not later than the ninetieth day of the 2007 Award Year, the Committee approved (i) a Target Award to be granted to each Participant for such Award Year and (ii) a formula for determining the amount of each 2007 Award, which formula is based upon the Company’s average return on total capital employed for such 2007 Award Year.
     (b) Effective no later than April 1, 2008, the Committee shall approve:
     (i) a preliminary calculation of the amount of each Award based upon the application of the formula (as in effect at the calculation date) and actual Company performance to the Target Awards previously determined in accordance with Section 8(a); and
     (ii) a final calculation of the amount of each Award to be granted to each Participant for the 2007 Award Year(which Award shall have a Grant Date of 1/1/08) . The Committee shall have the power to increase or decrease the amount of any Award above or below the amount determined in accordance with the foregoing provisions; provided, however, no 2007 Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined by the Committee.
     (c) Calculations of Target Awards for the 2007 Award Year shall initially be based on a Participant’s Hay Salary Grade as January 1, 2007. However such Target Awards may be changed during or after the 2007 Award Year under the following circumstances: (i) if a Participant receives a change in Hay Salary Grade, salary midpoint and/or long-term incentive compensation target percentage, such change will be reflected in a pro-rata Target Award, (ii) employees hired into or promoted to a position eligible to participate in the Plan (as specified in Section 6 above) during an Award Year will, if designated as a Plan Participant by the Committee, be assigned a pro-rated Target Award based on their length of service during 2007 and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion. In order to be eligible to receive an Award for the 2007 Award Year, the Participant must be employed by the Company and must be a Participant on December 31, 2007; provided, however, that if a Participant dies, becomes Disabled or Retires during 2007, the Participant shall be entitled to a pro-rata portion of the Award for such Award Year, based on the number of days the Participant was actually employed by the Company during the 2007 Award Year.
     (d) After approval by the Compensation Committee, the 2007 Award shall be credited to the Participant’s 2008 Sub-Account retroactively as of January 1, 2008. Notwithstanding any other provision of the Plan, the maximum cash value of the Awards granted to a Participant under this Plan for the 2007 Award Year shall not exceed $250,000 or such lower amount specified in the Guidelines.
     (e) Multiple Awards may be granted to a Participant; provided, however, that no two Awards to a Participant may have identical performance periods.
9.	Vesting
     All Awards granted hereunder shall be immediately 100% vested as of the Grant Date. Participants shall be 100% vested in all amounts credited to their Accounts hereunder.
10.	Payment of Awards
     (a) Maturity Date.
     (i) Notwithstanding any provision of any prior version of the Plan or the Guidelines to the contrary, or any prior deferral election made by the Participants, hereunder, the Maturity Date for each of the Participant’s Sub-Accounts shall be as follows:

Sub-Account	Maturity Date
Pre-2006 Sub-Account	January 1, 2008
2007 Sub-Account	January 1, 2010
2008 Sub-Account	January 1, 2011

     (ii) Notwithstanding the foregoing, (A) in the event a Participant dies prior to the applicable Maturity Date, the Maturity Date of the Participant’s entire Account balance shall be the date of such Participant’s death, (B) in the event of a Change in Control prior to the applicable Maturity Date, the Maturity Date of the Participant’s entire Account balance shall be the date of the Change in Control and (C) in the event a Participant incurs a Termination of Employment as a result of becoming Disabled or Retirement prior to the applicable Maturity Date, the Maturity Date of the Participant’s entire Account balance shall be the date of his Disability or Retirement; provided, however, that if a Participant who incurs a Termination of Employment on account of Disability or Retirement is a Key Employee, the Participant’s Maturity Date shall be the 1st day of the 7th month following the date of his Termination of Employment (or, if earlier, the date of the Participant’s death).
     (b) Interest. No interest shall be credited to the Sub-Accounts of the Frozen Participants. No interest shall be credited to the Pre-2006 Sub-Accounts of the Non-Frozen Participants. The 2007 and 2008 Sub-Accounts of the Non-Frozen Participants shall be credited with interest as follows. At the end of each calendar month during the year, the 2007 and 2008 Sub-Accounts of each Non-Frozen Participant shall be credited with an amount determined by multiplying the Participant’s average Sub-Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. Notwithstanding the foregoing, in the event the ROTCE Table Rate determined for such calendar year exceeds the Fixed Income Fund rate, such Sub-Accounts shall be retroactively credited with the difference (if any) between (i) the ROTCE Table Rate and (ii) the Fixed Income Fund Rate, compounded monthly. In the event that a Non-Frozen Participant incurs a Termination of Employment or becomes eligible for a payment from a Sub-Account hereunder, the foregoing interest calculations shall be made as of the last day of the month immediately preceding the date of Termination of Employment or the payment date (as applicable) and shall be based on (i) the blended rate earned during the preceding month by the Fixed Income Fund and/or (ii) the year-to-date ROTCE Table Rate as of such date, as calculated by the Company, as applicable. No additional interest shall be credited to such Sub-Accounts, except as described in Section 10(d)(ii) with respect to delayed payments made to Key Employees on account of a Termination of Employment. The Committee may change (or suspend) the interest rate credited on Accounts at any time.
     (c) Payment Date, Form of Payment and Amount.
     (i) Payment Date and Form. The Company shall deliver to the Participant (or, if applicable, his Beneficiary), a check in full payment of the Pre-2006 Sub-Account by March 31, 2008 and a check in full payment of the other Sub-Accounts within 90 days of the applicable Maturity Date of such Sub-Accounts; provided, however, that in the event of a Change in Control, such payments shall be made within 30 days prior to, or within two (2) business days after, the Change in Control, as determined by the Committee.

     (ii) Amount. Each Participant shall be paid the full value of each Sub-Account. If a Participant who incurs a Termination of Employment on account of Disability or Retirement is a Key Employee whose payment is delayed until the 1st day of the 7th month following such Termination of Employment, such Participant’s Sub-Accounts shall continue to be credited with interest (at the Fixed Income Fund rate) through the last day of the month prior to the actual payment date. Any amounts that would otherwise be payable to the Key Employee prior to the 1st day of the 7th month following Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 10 days following such delayed payment date.
     (d) Cancellation of Deferral Elections. As of November 19, 2007, Participants shall not be entitled to make any deferral elections hereunder. In addition, any deferral elections previously made under any prior version of the Plan are hereby null and void and no longer effective as of such date; provided, however, that if the cash value of any prior Awards was previously credited to an account established for the Participant under The Kitchen Collection, Inc. Deferred Compensation Plan for Management Employees, such amount shall be paid in accordance with the terms of such plan, as in effect from time to time.
11.	Amendment, Termination and Adjustments
     (a) The Committee, in its sole and absolute discretion, may alter or amend this Plan from time to time; provided, however, that without the written consent of the affected Participant, no such amendment shall (i) reduce a Participant’s Account balance as in effect on the date of the amendment, (ii) reduce the amount of any outstanding Award or any Award Units of such Participant as in effect at the time of the amendment or (iii) alter the time of payment provisions described in Section 10 of the Plan, except for any amendments that accelerate the time of payment in a manner permitted by Code Section 409A or are required to bring such provisions into compliance with the requirements of Code Section 409A.
     (b) The Plan shall automatically terminate when the last Participant receives the last remaining distribution from his Account hereunder. In addition, the Committee, in its sole and absolute discretion, may terminate this Plan in its entirety at any earlier time; provided that, such termination is permitted under Code Section 409A and, without the consent of a Participant, no such termination shall (i) reduce a Participant’s Account balance as in effect on the date of the termination, (ii) reduce the amount of any outstanding Award or any Award Units of such Participant as in effect at the time of the termination or (iii) alter the time of payment provisions described in Section 10 of the Plan, except for any termination that accelerates the time of payment.
     (c) Any amendment or termination of the Plan shall be in the form of a written instrument executed by an officer of the Company on the order of the Committee. Such amendment or termination shall become effective as of the date specified in the instrument or, if no such date is specified, on the date of its execution.

12.	General Provisions
     (a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.
     (b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio, except when preempted by federal law.
     (c) Liability for Payment/Expenses.
     (i) The Company shall be liable for the payment of any amount to or on behalf of a Participant.
     (ii) Expenses of administering the Plan shall be paid by the Company.
     (d) Assignability. No amount payable to a Participant under this Plan shall be transferable by him for any reason whatsoever or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary; provided, however, that upon the death of a Participant the right to the amounts payable hereunder shall be paid to the Participant’s Beneficiary.
     (e) Taxes. There shall be deducted from each payment under the Plan the amount of any tax required by any governmental authority to be withheld and paid over to such governmental authority for the account of the person entitled to such payment.
     (f) Limitation on Rights of Participants; No Trust.
No trust has been created by the Company for the payment of any benefits under this Plan; nor have the Participants been granted any lien on any assets of the Company to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company, and the Participants and Beneficiaries are merely unsecured creditors of the Company.
     (g) Payment to Guardian. If an Award or Sub-Account balances is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award and/or Sub-Account to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award or Sub-Account. Such distribution shall completely discharge the Company from all liability with respect to such Award or Sub-Account.
     (h) Miscellaneous.
     (i) Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.
     (ii) The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
     (iii) Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of amounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
     (iv) Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, the Company shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Company to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Company are sufficient to make the payment without jeopardizing the going concern status of the Company.
     (v) Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.

THE KITCHEN COLLECTION, INC.
By:	/s/ Charles A. Bittenbender
Title: Assistant Secretary

Date: December 14, 2007

Appendix A. Change in Control.
Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant :
I.	i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

	ii.	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which either of the following apply (such a Business Combination, an “Excluded Business Combination”) (A) a Business Combination involving Housewares Holding Co. (or any successor thereto) that relates solely to the business or assets of Hamilton Beach, Inc. (or any successor thereto) or (B) a Business Combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II.	i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:
(A)	directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded NACCO Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):
(A)	the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.
III.	Definitions. The following terms as used herein shall be defined as follow:
1.	“Incumbent Directors” means the individuals who, as of December 31, 2007, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii)

any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.
3.	“Related Company” means The Kitchen Collection, Inc. and its successors (“KCI”), any direct or indirect subsidiary of KCI and any entity that directly or indirectly controls KCI.